Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-91238) pertaining to the Xpre$$avings 401(k) Plan of our report dated May 21, 2004, with respect to the financial statements and schedules of the Xpre$$avings 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Chattanooga, Tennessee
June 22, 2004